Exhibit 3.1

 CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF COPYTELE, INC.

The undersigned, for the purposes of amending the Certificate of Incorporation of CopyTele, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted in accordance with Section 141 of the DCGL at a meeting of the Board on May 28, 2014, a resolution proposing and declaring advisable the following amendment to Article FIRST of the Certificate of Incorporation of said Corporation:

FIRST: The name of the corporation is “ITUS Corporation” (hereinafter called the “Corporation”).

SECOND: The holders of a majority of the issued and outstanding voting stock of the Corporation have voted in favor of said amendment at a duly convened meeting of the stockholders of the Corporation.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH: The aforesaid amendment shall be effective as of 9:00 A.M. Eastern Standard Time on September 2, 2014.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this day of 27th day of August, 2014.

COPYTELE, INC.

By: /s/Robert A. Berman

Name: Robert A. Berman

Title: President and Chief Executive Officer